Exhibit 99.1

Ardea Contact:	John Beck Ardea Biosciences, Inc.
(858) 652-6523
jbeck@ardeabio.com

Media	Heidi Chokeir, Ph.D.
Contact:	Russo Partners, LLC
(619) 528-2217
heidi.chokeir@russopartnersllc.com
Ardea Biosciences Reports Recent Accomplishments; Provides 2010 Outlook; Announces Fourth Quarter and Full-Year 2009 Financial Results and 2010 Financial Guidance
SAN DIEGO, March 12, 2010 — Ardea Biosciences, Inc. (Nasdaq: RDEA) a biotechnology company focused on the development of small-molecule therapeutics for the treatment of gout, cancer and human immunodeficiency virus (HIV), today reported recent accomplishments, announced fourth quarter and full-year 2009 financial results and provided key upcoming clinical development milestones and financial guidance for 2010.
“Having already confirmed RDEA594’s single-agent potential and demonstrated its additive activity when administered in combination with allopurinol or febuxostat, the two most widely prescribed current gout medications, we eagerly await the results from our Phase 2b program,” commented Barry D. Quart, Pharm.D., president and chief executive officer. “We believe the results from our two Phase 2b studies, expected over the next few months, will confirm the broad clinical utility of RDEA594 and provide the basis for initiating a Phase 3 development program in the second half of 2010.”
Recent Accomplishments
•	In February 2010, we announced the appointment of Felix J. Baker, Ph.D. to our Board of Directors. Dr. Baker is a managing partner of Baker Bros. Advisors, LLC, the manager and advisor to the funds of Baker Brothers Investments, Ardea’s largest stockholder.
•	In January 2010, we announced positive results from the second dosing cohort of a completed Phase 2a, proof-of-concept study evaluating the serum urate (sUA) lowering effect, safety and tolerability of combining RDEA594 and allopurinol in gout patients with hyperuricemia (mean sUA level of 10.2 mg/dL). The combination of RDEA594 and allopurinol reduced sUA levels an additional 24 percent compared to allopurinol alone, and resulted in a 100 percent treatment response rate. The combination of RDEA594 and allopurinol in gout patients was well tolerated.
•	Also in January 2010, we announced positive results from the second panel of a Phase 1 drug-drug interaction and pharmacodynamic study of RDEA594 in combination with febuxostat (Uloric®, Takeda Pharmaceutical Company Limited; Adenuric®, Ipsen and Menarini), in healthy volunteers with a mean sUA level of 7.0 mg/dL. The combination of RDEA594 with febuxostat resulted in approximately a 70 to 80 percent mean reduction in sUA levels compared to baseline, reaching mean sUA levels of 1.2 mg/dL. The combination of RDEA594 and febuxostat was well tolerated, with Grade 2 elevations of liver enzymes associated with febuxostat treatment as the only significant laboratory abnormalities.

Clinical Development Efforts and Important Upcoming Clinical Development Milestones
•	The RDEA594 Phase 2 development program is nearing completion. We expect to provide in the near term, results from a Phase 2b single-agent dose-response study evaluating the safety and urate-lowering effects of 200 mg, 400 mg and 600 mg of RDEA594 in approximately 140 gout patients. In the second quarter of 2010, we expect to provide results from a Phase 2b combination study evaluating RDEA594 as an add-on to allopurinol in approximately 70 patients who do not respond adequately to allopurinol alone. Also in the second quarter, we expect to provide results from a small pharmacokinetic study of RDEA594 in subjects with moderate renal impairment.
•	We expect to obtain guidance from the US FDA and European Medicines Agency, and initiate the RDEA594 Phase 3 development program, in the second half of 2010.
•	In coordination with our commercial partner, Bayer HealthCare AG (Bayer), we intend to continue to progress RDEA119 in advanced cancer patients with different tumor types, as a single agent in the ongoing Phase 1 study as well as in combination with sorafenib (Nexavar®, Bayer HealthCare, Onyx Pharmaceuticals, Inc.) in the ongoing Phase 1/2 study.
Fourth Quarter and Year-End 2009 Financial Results and 2010 Financial Guidance
As of December 31, 2009, we had $50.9 million in cash, cash equivalents, and short-term investments, and $1.4 million in receivables, compared to $57.7 million in cash, cash equivalents, and short-term investments, and $0.4 million in receivables as of December 31, 2008. The net decrease in cash, cash equivalents, short-term investments and receivables for 2009 was primarily due to the use of cash to fund our clinical-stage programs, personnel costs and for other general corporate purposes, partially offset by the receipt of a $35.0 million non-refundable, upfront license fee and the reimbursement of third-party development costs associated with our MEK inhibitor program under our license agreement with Bayer.
We anticipate that our existing cash, cash equivalents and short-term investments will be sufficient to fund our operating activities through the first quarter of 2011. This projection does not include forecasted expenses for Phase 3 development of RDEA594, the receipt of any milestone payments under our license agreement with Bayer, proceeds from future partnering activities or financings, or payments to Valeant under our asset purchase agreement.
Revenues totaled $8.3 million and $22.9 million for the three and twelve months ended December 31, 2009, respectively. Revenues totaled $44,000 and $0.3 million for the three- and twelve-month periods ended December 31, 2008, respectively. The revenues earned during 2009 resulted from the recognition of a portion of the upfront, non-refundable license fee and reimbursement of third-party development costs under our license agreement with Bayer. The $35.0 million upfront license fee has been recognized on a straight-line basis over a period of approximately 13 months, which was the original period in which we expected to complete all of our obligations under the license agreement with Bayer. In December 2009, we revised our estimate of this period extending it to 26 months as a result of design modifications to our ongoing RDEA119 clinical trials. The unamortized balance of the license fee as of the date of the change in estimate will be recognized over the revised timeline. The revenue earned in fiscal 2008 resulted from the research services we provided under our master services agreement with Valeant, which has since terminated by its terms.
The net loss applicable to common stockholders for the three and twelve months ended December 31, 2009 was $6.3 million and $30.9 million, or $0.34 per share and $1.70 per share, respectively, compared to a net loss applicable to common stockholders for the same periods in 2008 of $12.7 million and $55.1 million, or $0.82 per share and $3.79 per share, respectively. The net loss applicable to common stockholders for the three and twelve months ended December 31, 2009 included non-cash charges of $1.4 million and $5.8 million, or $0.08 per share and $0.32 per share, respectively, for stock-based compensation expense. For the same period in 2008, we reported non-cash charges of $1.4 million and $5.1 million, or $0.09 per share and $0.35 per share, respectively, for stock-based compensation expense.
The decrease in net loss applicable to common stockholders between these periods was primarily a result of the increase in revenues noted above for the same period and a decrease in operating expenses, mainly due to reduced discovery research and clinical development expenditures as we continue to focus our resources on our gout-related programs, RDEA594 and RDEA684. In addition, during the second half of 2009, we realized savings from our restructuring plan of approximately $2.2 million. These decreases were partially offset by severance-related restructuring charges of approximately $0.8 million for the twelve months ended December 31, 2009, an increase in interest expense in connection with our growth capital loan and capital lease obligations entered into in the second half of 2008 and a decline in 2009 interest income due to lower average interest rates as compared to 2008.

ARDEA BIOSCIENCES, INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended
	December 31,		Twelve Months Ended
	(unaudited)		December 31,
	2009	2008	2009	2008
Revenues:
License fees	$7,251	$—	$20,442	$—
Sponsored research	—	44	—	304
Reimbursable research and development costs	1,004	—	2,494	—

Total revenues	8,255	44	22,936	304

Operating expenses:
Research and development	11,478	10,507	42,198	44,858
General and administrative	2,882	2,198	10,689	11,921

Total operating expenses	14,360	12,705	52,887	56,779

Loss from operations	(6,105)	(12,661)	(29,951)	(56,475)

Other income (expense):
Interest income	66	210	386	1,524
Interest expense	(291)	(204)	(1,323)	(215)
Other income, net	—	(11)	21	171

Total other income (expense)	(225)	(5)	(916)	1,480

Net loss	(6,330)	(12,666)	(30,867)	(54,995)

Non-cash dividends on Series A preferred stock	—	—	—	(60)

Net loss applicable to common stockholders	$(6,330)	$(12,666)	$(30,867)	$(55,055)

Basic and diluted net loss per share applicable to common stockholders	$(0.34)	$(0.82)	$(1.70)	$(3.79)

Shares used in computing basic and diluted net loss per share applicable to common stockholders	18,445	15,453	18,158	14,544

Condensed Consolidated Balance Sheet Data
(in thousands)

	December 31,	December 31,
	2009	2008
Cash, cash equivalents and short-term investments	$50,891	$57,743
Total assets	$55,065	$61,475
Total stockholders’ equity	$24,741	$45,958

About Ardea Biosciences, Inc.
Ardea Biosciences, Inc., of San Diego, California, is a biotechnology company focused on the development of small-molecule therapeutics for the treatment of gout, cancer and human immunodeficiency virus (HIV). RDEA594, our lead product candidate in development for the treatment of hyperuricemia and gout, is a selective URAT1 transporter inhibitor in Phase 2 clinical development. Our next-generation URAT1 inhibitor, RDEA684, is currently in preclinical development. RDEA119, a potent and specific inhibitor of mitogen-activated ERK kinase (MEK), is being developed under a global license agreement with Bayer HealthCare AG. RDEA119 is currently being evaluated in advanced cancer patients with different tumor types as a single agent in a Phase 1 study, as well as in combination with sorafenib (Nexavar®, Bayer HealthCare, Onyx Pharmaceuticals, Inc.) in a Phase 1/2 study. RDEA806, for the treatment of HIV, is a non-nucleoside reverse transcriptase inhibitor (NNRTI) that has successfully completed a Phase 2a study in HIV patients. RDEA427, a next generation NNRTI, has superior pharmacokinetic properties, and even greater activity against a wide range of drug-resistant viral isolates than RDEA806. We have evaluated RDEA427 in a human micro-dose pharmacokinetic study.
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our plans and goals, the expected properties and benefits of RDEA594, RDEA684, RDEA119, RDEA806, RDEA427 and our other compounds, the timing and results of our preclinical, clinical and other studies, the sufficiency of our cash resources and our financial performance. Risks that contribute to the uncertain nature of the forward-looking statements include risks related to the outcome of preclinical and clinical studies, risks related to regulatory approvals, delays in commencement of preclinical and clinical studies, costs associated with our drug discovery and development programs and risks related to the outcome of our business development activities, including collaboration or licensing agreements. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, under the headings “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
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